ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of this 20th day of April, 2009 by and between Kinder Travel, Inc., a Nevada corporation (the “Seller”) and Dirk Holzhauer, a resident of British Columbia, Canada (the “Buyer”).

RECITALS

A.           WHEREAS, Seller is engaged in the sale of travel related products. Sales are generated from the principal office located in the Province of British Columbia, Canada (the “Business”).

B.           WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets, liabilities and property described herein (the “Business”).

AGREEMENTS

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Transaction. Upon the Closing hereof (as defined in Section 7 below), the Seller shall transfer and deliver to the Buyer all of the of the “Purchased Assets” (as defined in section 2 below) in exchange for which the Buyer shall return to Seller 191,631 shares of Seller’s common stock owned by Buyer on the terms and subject to the conditions specified in this Agreement;

2.           Purchased Assets.  The term “Purchased Assets” shall mean all assets of the Business, including, but not limited to the following:

(a)           Seller’s suppliers, customer and vendor lists and records pertaining thereto;

(b)           The trade name “Kinder Travel,” “Kinder Travel & Tours,” “Envoy Travel,” and any related trade names;

(c)           All registered and unregistered trademarks, service marks, sales marks, colors, names and slogans relating to the Business, and all applications for any of the foregoing, together with all of the Seller’s rights to use all of the foregoing forever, and all goodwill associated with the foregoing;

(d)           The existing phone number(s) and web-sites of the Business;

(e)           All assets referred to or referenced within the financial statements of the Business as of the date of Closing with adjustments for non-Business related transactions, an example of which is set forth at Exhibit A attached hereto and incorporated herein by this reference;

(f)           Any and all trade secrets, trade practices, décor, goodwill, clients, equipment, furniture, assets, machinery, trade fixtures, miscellaneous supplies, inventory, existing contracts and tangible personal property; and

(g)           Any other necessary items needed to fully transfer the entire Business to Buyer.

3.           Liabilities.  All liabilities referred to or referenced within the financial statements of the Business as of the date of Closing with adjustments for non-Business related transactions shall be assumed by and shall become the responsibility of the Buyer following the Closing (as defined below).

4.           Purchase Price.  In consideration of the sale, transfer and assignment to the Buyer of the Business, the Buyer shall, at Closing, retire an aggregate of one hundred and ninety-one thousand, six hundred and thirty-one (191,631) shares of common stock of the Seller (the "Payment Shares") which equals fifty-seven thousand, four hundred and eighty-nine US Dollars (USD 57,489) based on the last closing price of the Shares of $0.30 per share as reported by the OTC Bulletin Board on October 8, 2008 (hereinafter referred to as the “Purchase Price”).  The parties agree that the “Purchase Price” will be calculated as the midpoint between the two valuations of the business using the “Tangible Asset” and “Industry Multiplier” valuation methods as of December 31, 2008 as determined by the audited financial statements of the Company filed with the US Securities and Exchange Commission on April 13, 2009. This calculation is provided in Exhibit A attached hereto.

5.           Manner of Payment of the Purchase Price.  Buyer is paying the Purchase Price by delivering to the Seller (i) a signature guaranteed stock power executed in blank, (ii) share certificates with a face value equal to an aggregate of at least the same as the Purchase Shares as defined in Section 4, and (iii) irrevocable instructions addressed to the transfer agent of the Seller to retire the Purchase Shares and issue a certificate for the balance, if any, to the Buyer.

6.           Subject to Shareholder Approval.  This Agreement is subject to approval by written consent of the shareholders of the Seller who hold a majority of the total issued and outstanding shares of common stock of the Seller. The Buyer understands that without such approval this Agreement will be terminated.

7.           The Closing. The term “Close,” “Closing,” “Closes” or “Closed” shall refer to the Closing of the various transactions contemplated hereby, all of which shall be deemed consummated when, and only when, the terms and conditions as set forth herein have been fully complied with.

8.           Conduct and Transactions of Seller Prior to the Closing. In order to assure protection and preservation of the Business, the Seller agrees that from the date of this Agreement up to and including the Closing:

(a)           The Seller shall preserve, or cause to be preserved substantially intact, its business organization, except such changes as may be required, with the Buyer's consent, to effect the transactions contemplated hereby, and the Seller shall use its best efforts to keep available the services of its present officers and principal employees, and to preserve its existing business relationships.

(b)           The Seller agrees that prior to Closing it will not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld):

(i)           Merge or consolidate, or sell all or substantially all of its assets or enter into any agreement for such merger, consolidation, or sale of assets, except as required by the transactions contemplated by this Agreement;

(ii)           Change the character of its business;

(iii)           Except in the ordinary course of business, waive any contractual rights of substantial value; and

(iv)           Breach any agreement to which the Seller is a party if such breach would have a material adverse effect on the business of the Seller.

(c)           The Seller will exert its best efforts to fulfill in a timely manner all objectives and conditions to permit consummation of the transactions as contemplated and execute and deliver to the Buyer any and all documents necessary to consummate the transactions contemplated by this Agreement.

9.           Conduct and Transactions by the Buyer Prior to Closing. Between the date of this Agreement and the Closing, the Buyer shall use its best efforts to fulfill in a timely manner all objectives and conditions to permit consummation of the transactions as contemplated herein and execute and deliver to the Seller any and all documents necessary to consummate the transactions contemplated by this Agreement.

10.           Conditions Precedent.

(a)           Neither the Buyer nor the Seller shall have (i) made a general assignment for the benefit of creditors, (ii) filed a petition in bankruptcy, or been adjudicated a bankrupt or insolvent, (iii) filed a petition seeking any reorganization, arrangement, imposition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy or similar statute, law or regulations, (iv) filed an answer admitting or not contesting the material allegations of a petition against it in any such proceeding, or (v) sought or consented to or acquiesced in the appointment of any trustee, receiver, or liquidator of any material part of its properties.

(b)           There shall not be pending any suit or action seeking to enjoin the transactions contemplated by this Agreement nor shall any judgment, temporary restraining order, injunction or similar relief restraining or inhibiting such transaction have been issued by any court or governmental agency (other than any suit or action with respect to which it is not reasonable to believe that the transactions contemplated by this Agreement may be enjoined). If any request for an injunction in connection with the transactions contemplated by this Agreement is scheduled to be heard, the Closing shall not take place until after the disposition of such request. If an injunction is granted, either party may terminate this Agreement.

11.           Closing Deliveries.  On the date hereof the parties are executing and/or delivering such documents as are reasonably required in order to effectuate the consummation of the transaction contemplated hereby.

12.           Taxes. The parties hereto have been advised and have agreed to seek independent counsel regarding the tax consequences and liabilities that may arise upon the Closing of this Agreement.

13.           Further Assurances.  The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and to consummate the transaction contemplated hereby.

14.           Miscellaneous.

a           Entire Agreement.  This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties.

b.           Survival; Nonwaiver.  All representations and warranties shall survive the consummation of the transaction contemplated herein and for a period of two (2) years following the date hereof (and none shall merge into any instrument of conveyance) regardless of any investigation or lack of investigation by any of the parties hereto.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

c.           Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Nevada applicable to contracts made in that State, without regard to any conflict of law principles of the State of Nevada.  Buyer and Seller irrevocably consent and submit to the exclusive jurisdiction of any local, state or federal court State of Nevada for enforcement of this Agreement.  Buyer and Seller irrevocably waive any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

d.           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

e.           Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

f.           Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

g.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

h.           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

i.           No Strict Construction.  The parties hereto jointly participated in the negotiation and drafting of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person or entity.

j.           Interpretation.  Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated.  The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa.

k.           Attorneys' Fees. In the event that either party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees, charges and disbursements actually incurred, and the reasonable fees and costs of expert witnesses actually incurred.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first above written.

BUYER:	SELLER:
_________________________	_________________________
Dirk Holzhauer	Aaron Whiteman, President

Exhibit A
Valuation of Travel Business of Kinder Travel Inc.

Valuation by Tangible Asset Method
The Balance Sheet Tangible Asset Method of business valuation is typically used for businesses that are losing money.  Selling such a business is often a methd of getting the best possible price for the equipment, inventory, or other assets of the business.  Kinder Travel has at best broken even since inception and sales for the past three years have been on a steady decline. Therefore, this business falls within the category of a business where this method would be considered appropriate.

Therefore, based on the December 31, 2008 Balance Sheet of the Company included with the Company’s Form 10-K Annual Report as filed with US Securities and Exchange Commission on April 13, 2009, the tangible assets of the business are as follows:

Cash on deposit at financial institutions	$21,220
Net Book Value of Vehicles and Equipment	21,957
Travel Agency Bond	15,000
Valuation - Tangible Asset Method (CDN Dollars)	$58,177

Valuation by Industry Multiplier Method
The Industry Multipler (or Rule-of-Thumb) Method of business valuation looks at a series of past business acquisitions in the same industry to determine what multiplier of gross revenue was used to valuate the business. According to the "Business Reference Guide" published by Business Brokerage Press, the multiplier for the travel industry should fall between 40% - 60% of annual commissions. Kinder Travel Inc.'s annual commissions have declined steadily for the past 3 years which would indicate that a multiplier at the low end of this range would be the most appropriate.

Therefore, taking an average of the past 3 years commission revenue as determined from the December 31, 2008 Income Statement of the Company included with the Company’s Form 10-K Annual Report filed with the US Securities and Exchange Commission (the "SEC") on April 13, 2009 and the December 31, 2007 and 2006 Income Statements included with the Company’s Form 10-KSB Annual Report filed with the SEC on April 14, 2008, and applying a 40% multiplier, would yield a valuation as follows:

2006 annual commissions	$232,227
2007 annual commissions	195,580
2008 annual commissions	191,878
Average	206,562
Multiplier	X 0.40
Valuation - Industry Multiplier Method (CDN Dollars)	$82,625

Calculation of Midpoint Between Valuation Methods
Therefore, for the purposes of this agreement, the value of the travel business of Kinder Travel Inc. will be determined as the midpoint between the two valuations determined above as follows:

Tangible Asset Method	58,177
Industry Multiplier Method	82,625
Midpoint (CDN Dollars)	$70,401
US/CDN Exchange Rate (December 31, 2008)	0.8166
Valuation of Travel Business (US Dollars)	$57,489